China Housing and Land Development, Inc. Announces First Quarter 2007 Results

First Quarter and Recent Highlights:
•	On March 12, 2007 Company Announces the Acquisition of Xi’an New Land Development Co., Ltd (“New Land”)
•	On May 19, 2007 Company Completes $25 million Private Placement with Institutional and Accredited Investors
•	Proceeds to Help Finance 4 New Developments over the next 4 Years Generating at least $750 million in Revenue
•	Management Commits to “Make Good” Provision to Achieve at least $16.3 million and $35.8 million in Net Income for 2007 and 2008 respectively

XI’AN, China, May 15, 2007-- China Housing and Land Development, Inc., “China Housing” (OTC Bulleting Board: CHLN), a leading developer of residential and commercial properties in the city of Xi’an announced today financial results for the first quarter ending March 31, 2007.

Revenue for the first quarter was $8.2 million representing a 51.8 percent decrease from $17.0 million during the first quarter last year. Revenue declined on a comparative basis as the Company was actively preparing for new project developments while continuing to sell the remaining commercial units of the Company’s Tsining JunjingYuan (aka Junjing Garden I) and Tsining-24G projects.

“Our pipeline of future projects is robust as we have identified and acquired exclusive land development rights for four properties that are expected to contribute to both our short and long term profitability. Specifically, our Baqiao and Junjing Garden II developments are anticipated to be the largest in the Company’s history,” commented Mr. Pingji Lu, CEO& Chairman of China Housing. “During the second quarter we will use the proceeds of the private placement to pay for the initial purchase costs associated with the acquisition of “New Land” in addition to the necessary capital expenditures for Baqiao as we look to engage in raw land sales beginning in the third quarter 2007. Additionally, we anticipate commencing construction of Junjing Garden II during the third quarter while conducting presales later in the year.”

Cost of properties sold for the quarter was $6.3 million which decreased 45.7 percent compared to $11.5 million in the first quarter 2006 with the year over year decline consistent with overall lower revenue levels. Selling, general and administrative expense decreased 20 percent versus last year to $0.5 million. Operating income was $1.2 million which decreased 74.7 percent versus last year as a result of the aforementioned factors. For the first quarter 2007 the Company had an effective tax rate of 34 percent which was relatively unchanged from the year ago period. Net income decreased 75.4 percent to $0.8 million from $3.2 million last year with earnings per fully diluted share of $0.04 as compared to $0.16 in the first quarter of 2006 based on 20.7 million and 20.3 million weighted average fully diluted shares outstanding respectively. As a result of the May 2007 private placement the Company has 30.4 million fully diluted shares outstanding.

Revenue Contribution by Project:
(All numbers in USD millions)

	1Q2007	1Q2006
Tsining-24G	$7.1	------
Tsining Junjing Yuan	$0.5	$16.7
Tsining GangWan	-----	$0.1
Other	$0.5	$0.2
Total	$8.2	$17.0

As of March 31, 2007 the Company had total assets of $72.7 million of which $42.3 million is related to real estate held for sale or development. Accounts receivable and notes receivable were $4.8 million as the Company receives prepayments for sales of properties while incurring minimal bad debt expense. Total liabilities were $52.3 million which include $22.6 million in loans payable secured by the Company’s assets with shareholder’s equity of $20.4 million. For the first quarter 2007 the Company generated $0.5 million in cash flow from operations.

Mr. Lu concluded, “The demographics of the Xi’an real estate market continue to remain favorable and our new projects we believe are well positioned to meet the secular increase in demand as the region both grows in population and consumer disposable income. Collectively we believe our portfolio of wholly owned new projects including; Baqiao, Junjing Garden II, Yijing Garden and Kang Canyon will contribute potential revenue for China Housing over the next four years..”

About China Housing and Land Development, Inc.
Based in Xi'an, the capital city of the Shaanxi province in China, China Housing and Land Development, Inc. is the largest Private developer of residential and commercial properties. China Housing has been an independent business since 1992 and became a US publicly listed company in 2006.

Cautionary Statement Regarding Forward Looking Information
This Press Release may contain forward-looking information about China Housing and Land Development, which are covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing and Land Development's future performance, operations and products. Actual performance results may vary significantly from expectations and projections. This and other ''Risk Factors'' contained in China Housing and Land Development, Inc.'s public filings with the SEC.

For more information, please contact:

Investors:
Matt Hayden,
Hayden Communications
Tel: +1-858-704-5065
Email: matt@haydenir.com

Company:
Jing Lu
Tel: +86-29-8258-2632
Email: lujing@chinahousinginc.com.cn

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2007 AND DECEMBER 31, 2006

	March 31, 2007	December 31, 2006
	(Unaudited)

ASSETS
Cash	$257,187	$379,633
Cash-restricted	1,222,618	1,108,271
Accounts receivable, net of allowance for doubtful accounts of $79,920 and 79,118, respectively	2,618,833	3,070,516
Notes receivable, net	2,128,304	2,127,271
Real estate
Finished projects	31,788,383	37,247,436
Construction in progress	10,549,075	9,730,650
Total real estate held for development or sale	42,337,458	46,978,086

Property and equipment, net	17,708,994	17,701,896
Advance to suppliers	5,247,003	493,570
Receivables, deferred charge and other assets	1,140,707	986,039

Total assets	72,661,104	72,845,282
LIABILITIES
Accounts payable	$5,550,820	$5,324,815
Advances from customers	2,015,250	2,902,426
Accrued expenses	1,481,171	1,738,584
Payable to original shareholders	5,462,798	5,462,798
Income and other taxes payable	11,835,787	11,386,169
Other payables	1,857,590	2,572,838
Loans from employees	1,441,142	1,037,842
Loans payable	22,626,329	23,206,852

Total liabilities	52,270,887	53,632,324

SHAREHOLDERS EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares issued and outstanding 20,679,223 and 20,619,223, respectively	20,679	20,619
Additional paid in capital	7,323,940	7,192,600
Statutory reserves	2,234,124	2,150,138
Retained earnings	15,122,697	14,414,181
Capital contribution receivable	(5,462,798)	(5,462,798)
Accumulated other comprehensive income	1,151,575	898,218

Total shareholders' equity	20,390,217	19,212,958

Total liabilities and shareholders' equity	72,661,104	72,845,282

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(Unaudited)

	2007	2006
REVENUE
Sale of properties	$8,045,576	$16,978,251
Other income	150,621	18,572
Total revenue	8,196,197	16,996,823

COSTS AND EXPENSES
Cost of properties sold	6,251,458	11,507,106
Selling, general and administrative expenses	498,079	623,240
Other expense	32,619	72,414
Interest expense	207,876	21,783
Total costs and expense	6,990,032	12,224,543

INCOME BEFORE PROVISION FOR INCOME TAXES	1,206,165	4,772,280

PROVISION FOR INCOME TAXES	413,663	1,553,878

NET INCOME	792,502	3,218,402

GAIN ON FOREIGN EXCHANGE	253,357	98,750

OTHER COMPREHENSIVE INCOME	$1,045,859	3,317,152

WEIGHTED AVERAGE SHARES OUTSTANDING BASIC AND DILUTED	20,669,223	20,277,615

EARNINGS PER SHARE BASIC AND DILUTED	$0.04	$0.16